Exhibit 2.1

EXECUTION VERSION

AMENDING AGREEMENT

This AMENDING AGREEMENT (this “Amendment”), dated as of July 23, 2017, is by and between Rayonier Advanced Materials Inc., a corporation organized and existing under the laws of the State of Delaware (“Acquiror”), and Tembec Inc., a corporation continued and existing under the laws of Canada (“Company”). Reference is made to that certain Arrangement Agreement (the “Arrangement Agreement”), dated as of May 24, 2017, by and between Acquiror and Company. Capitalized terms defined in the Arrangement Agreement as amended hereby and not otherwise defined herein are used with the meaning so defined in the Arrangement Agreement.

WHEREAS, Acquiror and Company are parties to the Arrangement Agreement; and

WHEREAS, pursuant to Section 6.4 of the Arrangement Agreement, Acquiror and Company desire to (i) amend, and do hereby amend, the Arrangement Agreement as set forth herein and (ii) amend and restate, and do hereby amend and restate in its entirety, the Plan of Arrangement as attached hereto.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained in the Arrangement Agreement and contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.1 Increase of Consideration. Section 1.1(b) of the Arrangement Agreement is hereby amended as follows:

(a) the reference to “C$4.05” as the Per Share Cash Amount is replaced with “C$4.75” as the Per Share Cash Amount; and

(b) the reference to “0.2302” as the Exchange Ratio is replaced with “0.2542”.

1.2 Adjustment to Proration. The references to “0.633” in Section 1.10(f) and in the definition “Consideration Cash Value” in Section 7.13 of the Arrangement Agreement are replaced with “0.668”. The reference to “0.367” in the definition of “Consideration Cash Value” in Section 7.13 of the Arrangement Agreement is replaced with “0.332”.

1.3 Closing. The first sentence of Section 1.6(b) of the Arrangement Agreement is hereby amended and restated to read as follows:

“The closing of the transactions contemplated hereby (the “Closing”) shall occur as promptly as reasonably practicable (but no later than the fifth Business Day) after obtaining the Final Order and subject to the satisfaction or waiver of the conditions set forth in Article 5 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or waiver of such conditions on the Effective Date), unless another time or date is agreed to in writing by the Parties; provided, that (i) the Closing shall not occur prior to October 16, 2017; and (ii) notwithstanding the satisfaction or waiver of the conditions set forth in Article 5, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article 5 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or waiver of such conditions on the Effective Date), the Closing (including the filing of the Articles of Arrangement by Company with the Director) shall be delayed and occur instead on the earlier to occur of (a) any Business Day during the Marketing Period to be specified by Acquiror to Company on no less than three Business Days’ written notice to Company; provided, that the Effective Date specified in any such notice may be conditioned upon the simultaneous completion of the Financing (it being understood and agreed that if the Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn), and (b) the third Business Day following the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in Article 5.”

1.4 Plan of Arrangement. The Plan of Arrangement attached as Exhibit A to the Arrangement Agreement is hereby amended and restated in its entirety in the form attached as Exhibit A hereto.

1.5 No Other Amendments. Except for the amendments expressly set forth in this Amendment, the Arrangement Agreement shall remain unchanged and in full force and effect.

1.6 General Provisions. Sections 6.4 (Amendment), 6.5 (Waiver), 7.4 (Entire Agreement; No Third-Party Beneficiaries); 7.5 (Assignment; Binding Effect), 7.6 (Governing Law; Jurisdiction and Venue), 7.7 (Severability), 7.8 (Enforcement of Agreement), 7.9 (Waiver of Jury Trial), 7.10 (Interpretation), 7.11 (No Recourse), and 7.12 (Execution and Delivery) of the Arrangement Agreement are incorporated herein by reference and form a part of this Amendment as if set forth herein, mutatis mutandis.

2

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its representative thereunto duly authorized all as of the date first written above.

RAYONIER ADVANCED MATERIALS INC.

By:	/s/ Paul G. Boynton

Name:	Paul G. Boynton
Title:	Chairman, President and Chief Executive Officer

TEMBEC INC.

By:	/s/ James Lopez

Name:	James Lopez
Title:	President and Chief Executive Officer

[Signature Page to Amending Agreement]

EXECUTION VERSION

EXHIBIT A

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1     Definitions.

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings hereinafter set forth:

“2012 IQ Loan Agreement” means the Offre de prêt (Loan Offer) (File D129013) entered into on March 9, 2012, between Investissement Québec, Company, Tembec Industries and Tembec Énergie SEC., as amended prior to the date hereof;

“2013 IQ Loan Agreement” means the Offre de prêt (Loan Offer) (File D135683) entered into on September 6, 2013, between Investissement Québec, Company, Tembec Industries and Tembec Énergie SEC., as amended prior to the date hereof;

“Acquiror” means Rayonier Advanced Materials Inc., a corporation organized and existing under the laws of the State of Delaware;

“Acquiror Common Share VWAP” means the volume weighted average price of a share of Acquiror Common Stock for a ten trading day period, starting with the opening of trading on the twelfth trading day prior to the Effective Date to the closing of trading on the third to last trading day prior to the Effective Date, as reported by Bloomberg, such amount to be converted in Canadian dollars using the Bank of Canada daily exchange rate on the third to last trading day prior to the Effective Date;

“Acquiror Common Stock” means shares of common stock, par value U.S.$0.01 per share, of Acquiror;

“Acquiror Notice” has the meaning set forth in Section 3.2(a);

“Acquiror Sub” means a direct or indirect wholly-owned subsidiary of Acquiror;

“Acquiror Sub Designation” has the meaning set forth it Section 3.3(a);

“Affected Securities” means, collectively, the Company Common Shares, Company DSU Awards and the IQ Warrants;

“Affected Securityholders” means, collectively, the Company Shareholders, the holders of any of the Company DSU Awards and the holders of any of the IQ Warrants;

“Aggregate Share Consideration” means the aggregate number of shares of Acquiror Common Stock to be issued to Company Shareholders pursuant to the Plan of Arrangement;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of Company and Acquiror, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement, dated as of May 24, 2017 and amended on July 23, 2017, by and between Tembec Inc. and Rayonier Advanced Materials Inc., as the same may be amended, amended and restated or supplemented from time to time in accordance with its terms;

“Arrangement Resolution” means the special resolution of the Company Shareholders to be considered at the Company Special Meeting, approving this Plan of Arrangement;

“Articles of Arrangement” means the articles of arrangement of Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made by the Court, which shall include this Plan of Arrangement and otherwise be in a form and substance satisfactory to Company and Acquiror, each acting reasonably, subject to any amendments or variations thereto made with the consent of Company and Acquiror, each acting reasonably;

“Business Day” means any day on which banks are not required or authorized to close in the State of Florida, U.S.A., and the Province of Québec, Canada;

“Cash Consideration Number” means the product (rounded up to the nearest whole share) of (i) 0.668 and (ii) the total number of Company Common Shares issued and outstanding immediately prior to the Effective Time (excluding Company Common Shares owned, directly or indirectly, by Acquiror), as adjusted pursuant to Section 4.2(d);

“Cash Electing Share” means a Company Common Share to be exchanged for the Per Share Cash Amount as determined pursuant to Section 4.1 and Section 4.2;

“Cash Election Number” has the meaning set forth in Section 4.2(b);

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to Section 192(7) of the CBCA in respect of the Articles of Arrangement;

“Company” means Tembec Inc., a corporation continued and existing under the laws of Canada;

“Company Articles” means the restated articles of incorporation of Company dated December 20, 2016;

“Company Common Shares” means common shares in the capital of Company;

“Company Director DSUs” means share units granted pursuant to the Company Director DSU Plan;

“Company Director DSU Plan” means the Company’s Share Unit Plan for Non-Executive Directors, as amended from time to time;

“Company DSU Awards” means, collectively, the Company Employee DSUs, Company Employee PCSUs, Company Employee Performance DSUs and Company Director DSUs;

“Company Employee DSU Plan” means the Company’s Long-Term Equity Based Plan for Executives and Key Employees, as amended from time to time;

“Company Employee DSUs” means non-performance deferred share units granted pursuant to Part A of the Company Employee DSU Plan;

“Company Employee PCSUs” means performance-conditioned share units granted pursuant to Part B of the Company Employee DSU Plan;

“Company Employee Performance DSUs” means performance-conditioned deferred share units granted pursuant to Part A of the Company Employee DSU Plan;

“Company Shareholders” means the registered and/or beneficial holders of the Company Common Shares, as the context requires;

“Company Special Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Consideration Cash Value” means the sum of (a) the product of (i) the Per Share Cash Amount multiplied by (ii) 0.668 plus (b) the product of (i) the Exchange Ratio multiplied by (ii) 0.332 multiplied by (iii) the Acquiror Common Share VWAP;

“Contract” means any written or oral agreement, contract, obligation, promise, commitment, loan or credit agreement, employment or severance agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument, understanding, undertaking or arrangement;

“Court” means the Superior Court of Québec, or other court having jurisdiction in respect of the Arrangement, as applicable;

“Depositary” means such Person as Company may appoint to act as depositary in relation to the Arrangement, with the approval of Acquiror, acting reasonably;

“Director” means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” has the meaning set forth in Section 5.1;

“Dissenting Shareholder” means a registered Company Shareholder who has validly exercised its Dissent Rights and has neither withdrawn, nor been deemed to have withdrawn, such exercise of Dissent Rights, but only in respect of the Company Common Shares in respect of which Dissent Rights are validly exercised by such registered Company Shareholder;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m., Eastern Time, on the Effective Date or such other time as agreed to by Acquiror and Company in writing;

“Election Deadline” has the meaning set forth in Section 4.1(b);

“Exchange Ratio” means 0.2542;

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA, in a form reasonably acceptable to Company and Acquiror, approving the Arrangement, as such order may be amended by the Court (with the consent of both Company and Acquiror, which consent shall not be unreasonably withheld) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is reasonably acceptable to both Company and Acquiror) on appeal;

“Governmental Entity” means any international, multinational, national, federal, provincial, state, municipal, local, foreign or other governmental authority (including, with respect to France, any regional or departmental direction of a ministry and any independent administrative authority), any instrumentality, subdivision, court, tribunal, administrative agency or commission or other authority thereof, any quasi-governmental or private body exercising any executive, regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority, or any stock exchange;

“Interim Order” means the interim order of the Court made pursuant to Section 192(4) of the CBCA providing for, among other things, the calling and holding of the Company Special Meeting, as such order may be amended by the Court with the consent of Company and Acquiror, which consent shall not be unreasonably withheld;

“IQ Warrants” means each warrant to purchase Company Common Shares pursuant to any of the 2012 IQ Loan Agreement and the 2013 IQ Loan Agreement that is outstanding and unexercised as of immediately prior to the Effective Time;

“Laws” means any statute, law (including common law), ordinance, rule, regulation (including European Union directives and regulations), code, circulars (including French ministerial circulars regarding polluted soils), order, judgment, injunction, writ, decree, award, governmental guideline, interpretation having force of law or bylaws or other legally binding requirement, in each case of a Governmental Entity;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form to be sent by Company to Company Shareholders in connection with the Arrangement;

“Lien” means mortgages, hypothecs, charges, pledges, assignments, liens (statutory or otherwise), security interests, easements, servitudes, encroachments, rights-of-way, rights of refusal, restriction on use or other restrictions, preferential right, “usufruit” or other real or personal right (“droit réel ou personnel”), prior claims, legal hypothecs or encumbrances of any nature whatsoever, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

“Maximum Share Number” means 19.9% of the issued and outstanding shares of Acquiror Common Stock immediately prior to the execution of the Arrangement Agreement, rounded down to the nearest whole share;

“Per Share Cash Amount” means, in the case of a Cash Electing Share, C$4.75 in cash per Company Common Share;

“Per Share Stock Consideration” means, in the case of a Stock Electing Share, 0.2542 of a share of Acquiror Common Stock;

“Person” includes an individual, a corporation, a partnership, “groupement d’intérêt économique”, “société civile”, “société de personnes”, “société en participation”, “société en nom collectif”, a limited liability company, an unlimited liability company, an association, a trust or any other entity or organization, including a Governmental Entity;

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations hereto made in accordance with the terms hereof or of the Arrangement Agreement or upon the direction of the Court in the Final Order;

“Shortfall Number” has the meaning set forth in Section 4.2(c);

“Stock Electing Share” means a Company Common Share to be exchanged for the Per Share Stock Consideration as determined pursuant to Section 4.1 and Section 4.2;

“Subsidiary” of any Person shall mean any corporation or other form of legal entity (a) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (b) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Tembec Construction” means Tembec Compagnie de Construction Inc.;

“Tembec Construction Articles” means the articles of incorporation of Tembec Construction Inc. dated March 19, 1990;

“Tembec Construction Preferred Shares” means preferred shares having the rights and restrictions described in Exhibit I;

“Tembec Industries” means Tembec Industries Inc.;

“Tembec Investments” means Tembec Investments Inc.;

“Tembec Investments Articles” means the articles of incorporation of Tembec Investments Inc. dated January 28, 1999;

“Tembec Investments Preferred Shares” means preferred shares having the rights and restrictions described in Exhibit II;

“U.S. Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

Words and phrases used herein that are defined in the Arrangement Agreement and not defined herein shall have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the CBCA and not defined herein or in the Arrangement Agreement shall have the same meaning herein as in the CBCA, unless the context otherwise requires.

Section 1.2     Interpretation.

For the purposes of this Plan of Arrangement, except as otherwise expressly provided:

(a)	“this Plan of Arrangement” means this Plan of Arrangement, including the recitals and all appendices hereto, and not any particular Article, Section, Subsection, clause or other subdivision, recital schedule or exhibit hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)	the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import refer to this Plan of Arrangement as a whole and not to any particular Article, Section, clause or other subdivision, recital or Appendix hereof;

(c)	all references in this Plan of Arrangement to a designated Article, Section, Subsection, clause or other subdivision, recital, schedule or exhibit hereof are references to the designated Article, Section, clause or other subdivision, recital or Appendix to, this Plan of Arrangement;

(d)	the division of this Plan of Arrangement into Articles, Sections, Subsections, clauses and other subdivisions, recitals, schedules and exhibits, the inclusion of a table of contents and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Plan of Arrangement or any provision hereof; and

(e)	a reference to a statute in this Plan of Arrangement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments.

Section 1.3     Date for Any Action.

If the date on which any action is required to be taken hereunder by a party is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

Section 1.4     Currency.

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and “C$” refers to Canadian dollars.

Section 1.5     Time.

Time shall be of the essence in this Plan of Arrangement.

ARTICLE 2

ARRANGEMENT AGREEMENT

Section 2.1     Arrangement Agreement.

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

Section 2.2     Arrangement Agreement.

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Amendment, will become effective, and be binding on, as applicable, Acquiror, Acquiror Sub, Company, Tembec Construction, Tembec Investments, Mattagami Railroad Company, Tembec Industries, all Company Shareholders, all holders and beneficial owners of Company DSU Awards and IQ Warrants, including Dissenting Shareholders, the registrar and transfer agent of Company, the Depositary and all other Persons, in each case, at and after, the Effective Time without any further act or formality required on the part of any Person.

ARTICLE 3

ARRANGEMENT

Section 3.1     Arrangement.

Pursuant to the Arrangement, at the Effective Time, the following transactions shall occur and shall be deemed to occur consecutively in the following order and at the following times without any further authorization, act or formality:

(a)	first, at the Effective Time, the following transactions shall occur simultaneously:

(i)	the Company Articles shall be amended to set out therein the amount of the stated capital of the Company Common Shares;

(ii)	the Tembec Investments Articles shall be amended to create the Tembec Investments Preferred Shares and to add such Tembec Investments Preferred Shares to the share capital of Tembec Investments; and

(iii)	the Tembec Construction Articles shall be amended to create the Tembec Construction Preferred Shares and to add such Tembec Construction Preferred Shares to the share capital of Tembec Construction;

(b)	second, and five minutes after the Effective Time, all of the assets of Mattagami Railroad Company shall be deemed to have been assigned and transferred (free and clear of all Liens) to Tembec Construction in exchange for Tembec Construction Preferred Shares;

(c)	third, and ten minutes after the Effective Time, Mattagami Railroad Company shall be deemed to have been liquidated into Tembec Industries;

(d)	fourth, and fifteen minutes after the Effective Time, the following transactions shall occur simultaneously:

(i)	each Company Employee DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Company Employee DSU Plan, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company equal to the amount of the Consideration Cash Value, and each such Company Employee DSU shall immediately be cancelled;

(ii)	each Company Employee Performance DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Company

Employee DSU Plan, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to Company in exchange for a cash payment from Company equal to the amount of the Consideration Cash Value and each such Company Employee Performance DSU shall immediately be cancelled, provided that any Company Employee Performance DSU in respect of which the performance goals have not been satisfied shall be cancelled for no consideration;

(iii)	each Company Employee PCSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Company Employee DSU Plan, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to Company in exchange for a cash payment from Company equal to the amount of the Consideration Cash Value and each such Company Employee PCSU shall immediately be cancelled, provided that any Company Employee Performance PCSU in respect of which the performance goals have not been satisfied shall be cancelled for no consideration;

(iv)	each Company Director DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Company Director DSU Plan, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to Company in exchange for a cash payment from Company equal to the amount of the Consideration Cash Value, and each such Company Director DSU shall immediately be cancelled;

(v)	notwithstanding the foregoing, any payment or settlement in respect of a Company DSU Award that immediately prior to the exchange described in this Section 3.1(a) constituted deferred compensation subject to Section 409A of the U.S. Internal Revenue Code shall be made on the earliest practicable payment or settlement date for such Company DSU Award that does not give rise to a violation of, or the imposition of taxes or penalties under, Section 409A of the U.S. Internal Revenue Code;

(e)	fifth, and twenty minutes after the Effective Time, the following transactions shall occur simultaneously:

(i)	each IQ Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive from the Acquiror an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Consideration Cash Value over the exercise price per Company Common Share of such IQ Warrant, multiplied by (ii) the number of Company Common Shares subject to such IQ Warrant as of immediately prior to the Effective Time; provided that any IQ Warrant that has an exercise price per Company Common Share that equals or exceeds the Consideration Cash Value shall be cancelled for no consideration.

(f)	sixth, and twenty-five minutes after the Effective Time, all Company Common Shares held by Dissenting Shareholders shall be deemed to have been assigned and transferred (free and clear of all Liens) to Acquiror in exchange for a debt claim against Acquiror in an amount determined in accordance with Section 5.1 hereof, and

(i)	such Dissenting Shareholders shall cease to be the holders of such Company Common Shares and to have any rights as Company Shareholders other than the right to be paid the fair value for such Company Common Shares as set out in Section 5.1;

(ii)	the name of each such holder will be removed as Company Shareholders, as applicable, from the registers of Company Shareholders, as applicable, maintained by or on behalf of Company in respect of such Company Common Shares; and

(iii)	Acquiror shall be deemed to be the transferee of such Company Common Shares (free and clear of any Liens) and shall be entered in the registers of Company Shareholders maintained by or on behalf of Company.

(g)	seventh, and thirty minutes after the Effective Time, the following transactions shall occur simultaneously:

(i)	each Company Common Share that is a Cash Electing Share shall be deemed to have been assigned and transferred (free and clear of all Liens) to Acquiror in exchange for the Per Share Cash Amount; and

(ii)	each Company Common Share that is a Stock Electing Share shall be deemed to have been assigned and transferred (free and clear of all Liens) to Acquiror in exchange for the Per Share Stock Consideration.

(h)	Subject to Section 3.2, the stated capital of the Company Common Shares shall be reduced, without distribution, in an amount up to $500,000,000 by amending the Company Articles.

Section 3.2     Acquiror Election.

(a)	Acquiror may, at its sole discretion, elect to amend the Company Articles in accordance with Section 3.1(h) by providing Company at least five Business Days before the Effective Date with a notice in writing (the “Acquiror Notice”) stating an amount up to $500,000,000 by which the stated capital of the Company Common Shares shall be reduced, without distribution.

(b)	If Acquiror does not provide the Acquiror Notice in accordance with Section 3.2(a), the step provided in Section 3.1(h) shall be omitted in its entirety.

Section 3.3     Designation of Acquiror Sub.

(a)	Acquiror may, at its sole discretion, designate Acquiror Sub to be the acquiror for purposes of this Plan of Arrangement by providing Company at least five Business Days before the Effective Date with a notice in writing (the “Acquiror Sub Designation”).

(b)	If Acquiror makes the Acquiror Sub Designation, then

(i)	all references to Acquiror in Section 3.1, Section 4.4(b), Section 4.4(c) and Section 5.1(b) shall be deemed to refer to Acquiror Sub; and

(ii)	Acquiror, Acquiror Sub and Company shall make such other changes to, or interpretations of, this Plan of Arrangement as shall be required to give effect to the foregoing.

ARTICLE 4

ARRANGEMENT MECHANICS

Section 4.1    Election.

(a)	With respect to the transfer or exchange, surrender and cancellation of securities effected hereunder:

(i)	each Company Shareholder may elect (A) the number of its Company Common Shares to be exchanged for the Per Share Stock Consideration, (B) the number of its Company Common Shares to be exchanged for the Per Share Cash Amount, subject to proration as set forth in Section 4.2 and rounding as set forth in Section 4.3; provided that any Company Shareholder who makes an election shall waive all Dissent Rights in connection with making such election;

(ii)	such election, as provided for in Section 4.1(a)(i), shall be made by depositing with the Depositary, on or prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Company Shareholder’s election, together with, as applicable, any certificates representing such Company Common Shares and any such additional documents and instruments as may be required in the Letter of Transmittal and Election Form and as the Depositary may reasonably require; and

(iii)	any Company Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form on or prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 4.1 and the Letter of Transmittal and Election Form (including Company Shareholders who duly exercise Dissent Rights but are ultimately not entitled, for any reason, to be paid fair value for Company Common Shares in respect of which they have exercised Dissent Rights), shall be deemed to have elected to receive, for each Company Common Share, the Per Share Stock Consideration.

(b)	Letters of Transmittal and Election Forms must be received by the Depositary on or before the date that is three (3) Business Days prior to the Effective Date (the “Election Deadline”), unless otherwise agreed in writing by Acquiror and Company. Company shall provide at least two (2) Business Days’ notice of the Election Deadline to Company Shareholders by means of a news release disseminated on a newswire.

(c)	Any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Company Shareholder.

Section 4.2     Proration.

(a)	The total number of Company Common Shares to be entitled to receive the Per Share Cash Amount shall be equal to the Cash Consideration Number and all other Company Common Shares shall be entitled to receive the Per Share Stock Consideration, subject to rounding as set forth in Section 4.3.

(b)	In the event that the aggregate number of Company Common Shares for which Company Shareholders have elected to receive the Per Share Cash Amount pursuant to Section 4.1 (such number, the “Cash Election Number”) exceeds the Cash Consideration Number, then

(i)	each Company Common Share in respect of which an election has been made, or is deemed to have been made, to receive the Per Share Stock Consideration pursuant to Section 4.1 shall be deemed to be a Stock Electing Share; and

(ii)	the number of Company Common Shares of each Company Shareholder for which such Company Shareholder has elected to receive the Per Share Cash Amount pursuant to Section 4.1 and that shall be deemed to be Cash Electing Shares shall be equal to the product obtained by multiplying (x) the number of Company Common Shares in respect of which an election has been made to receive the Per Share Cash Amount pursuant to Section 4.1 by (y) a fraction, the numerator of which is the Cash Consideration Number and the denominator of which is the Cash Election Number, rounded to the nearest whole Company Common Share, and the remaining number of Company Common Shares in respect of which an election has been made to receive the Per Share Cash Amount pursuant to Section 4.1 shall be deemed to be Stock Electing Shares.

(c)	In the event that the Cash Election Number is less than the Cash Consideration Number (the amount by which the Cash Consideration Number exceeds the Cash Election Number, the “Shortfall Number”), then

(i)	each Company Common Share in respect of which an election has been made to receive the Per Share Cash Amount pursuant to Section 4.1 shall be deemed to be a Cash Electing Share; and

(ii)	the number of Company Common Shares of each Company Shareholder for which such Company Shareholder has elected, or is deemed to have elected, to receive the Per Share Stock Consideration pursuant to Section 4.1 and that shall be deemed to be Cash Electing Shares shall be equal to the product obtained by multiplying (x) the number of Company Common Shares in respect of which an election has been made, or is deemed to have been made, to receive the Per Share Stock Consideration pursuant to Section 4.1 by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Company Common Shares in respect of which an election has been made, or is deemed to have been made, to receive the Per Share Stock Consideration pursuant to Section 4.1, rounded to the nearest whole Company Common Share, and the remaining number of Company Common Shares in respect of which an election has been made, or is deemed to have been made, to receive the Per Share Stock Consideration shall be deemed to be Stock Electing Shares.

(d)	If the Aggregate Share Consideration to be issued in connection with the Arrangement would exceed the Maximum Share Number, the Cash Consideration Number for all purposes under the Plan of Arrangement will be increased by the minimum extent necessary such that the Aggregate Share Consideration does not exceed the Maximum Share Number.

Section 4.3     No Fractional Acquiror Common Stock.

(a)	In no event shall a Company Shareholder be entitled to a fractional Acquiror Common Stock. Where the aggregate number of Acquiror Common Stock to be issued to a Company Shareholder pursuant to Section 3.1(g)(ii) and Section 4.4(c) would result in a fraction of an Acquiror Common Stock being issuable, (i) the number of Acquiror Common Stock to be received by such former Company Shareholder shall be rounded down to the nearest whole Acquiror Common Stock, and (ii) such former Company Shareholder shall receive a cash payment representing such former Company Shareholder’s proportionate interest, if any, in the proceeds from the sale by the Depositary (reduced by any fees of the Depositary attributable to such sale), as agent for such former Company Shareholders, in one or more transactions of Acquiror Common Stock (which Acquiror shall issue to the Depositary on behalf of such Company Shareholders) equal to the excess of (a) the aggregate number of shares of Acquiror Common Stock that otherwise would, if this Section 4.3(a) did not apply, be issued to the Company Shareholders pursuant to Section 3.1(g)(ii) and Section 4.4(c) over (b) the aggregate number of whole shares of Acquiror Common Stock issued as a result of this Section 4.3(a).

Section 4.4     Transfer of Securities

(a)	With respect to each holder of any of the Company DSU Awards outstanding before the Effective Time, upon and at the time of the disposition of each of the Company DSU Awards effected pursuant to Section 3.1(d)(i) through Section 3.1(d)(iv) as applicable:

(i)	such holder of any of the Company DSU Awards shall cease to be a holder of Company DSU Awards, and the name of such holder of any of the Company DSU Awards shall be removed from the register or account of holders of Company DSU Awards, maintained by or on behalf of the Company;

(ii)	the Company Employee DSU Plan and the Company Director DSU Plan shall be cancelled and all agreements relating to any of the Company DSU Awards shall be terminated and shall be of no further force and effect (and all rights issued thereunder shall expire); and

(iii)	Company shall pay to such holder of Company DSU Awards the cash amount payable to such holder of Company DSU Award pursuant to Section 3.1(d)(i) through Section 3.1(d)(iv) as applicable.

(b)	With respect to each holder of any of the IQ Warrants outstanding before the Effective Time, upon and at the time of the disposition of the IQ Warrants effected pursuant to Section 3.1(e):

(i)	such holder of any of the IQ Warrants shall cease to be a holder of IQ Warrants and the name of such holder shall be removed from the register or account of holders of IQ Warrants maintained by or on behalf of Company;

(ii)	IQ Warrants shall be terminated and shall be of no further force and effect (and all rights issued thereunder shall expire); and

(iii)	Acquiror shall pay or cause to be paid to such holder of IQ Warrants the cash amount payable to such holder of IQ Warrants pursuant to Section 3.1(e)(i).

(c)	With respect to Company Shareholders (other than Dissenting Shareholders), immediately before the Effective Time, upon and at the time of the transfer of Company Common Shares effected pursuant to Section 3.1(g)(i) and Section 3.1(g)(ii), as applicable:

(i)	such Company Shareholder shall cease to be a Company Shareholder, and the name of such Company Shareholder shall be removed from the register of Company Shareholders maintained by or on behalf of Company;

(ii)	Acquiror shall become the transferee (free and clear of all Liens) of such Company Common Shares transferred to Acquiror in accordance with Section 3.1(g)(i) and Section 3.1(g)(ii), and shall be added to the register of holders of Company Common Shares maintained by or on behalf of Company;

(iii)	Acquiror shall pay or cause to be paid and deliver or cause to be delivered to each Company Shareholder, the Per Share Cash Amount payable and deliverable to such Company Shareholder pursuant to Section 3.1(g)(i);

(iv)	Acquiror shall pay or cause to be paid and deliver or cause to be delivered to each Company Shareholder the Per Share Stock Consideration payable and deliverable to such Company Shareholder pursuant to Section 3.1(g)(ii), and the name of such Company Shareholder shall be added to the register of holders of Acquiror Common Stock maintained by or on behalf of Acquiror;

(v)	an amount equal to the total of all amounts each of which is the fair market value of the Company Common Shares (or portion thereof) transferred to Acquiror by a Company Shareholder in exchange for the delivery by Acquiror of the Per Share Stock Consideration shall be added to the stated capital account maintained for the Acquiror Common Stock, and Acquiror shall be deemed to have purchased each such Company Common Share (or portion thereof) for a purchase price equal to such fair market value.

ARTICLE 5

DISSENT PROCEDURES

Section 5.1    Rights of Dissent.

(a)	Registered Company Shareholders (other than Acquiror and its affiliates) may exercise dissent rights with respect to Company Common Shares held by such Dissenting Shareholders (“Dissent Rights”), in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and this Section 5.1; provided that, notwithstanding Section 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in Section 190(5) of the CBCA must be received by Company not later than 5:00 p.m., Eastern Time, two Business Days immediately preceding the date of the Company Special Meeting (as it may be adjourned or postponed from time to time).

(b)	Each Dissenting Shareholder who duly exercises its Dissent Rights in accordance with this Section 5.1 shall be deemed to have assigned and transferred all Company Common Shares held by such Dissenting Shareholder, and in respect of which Dissent Rights have been validly exercised, to Acquiror free and clear of all Liens, as provided in Section 3.1(f) and if such Dissenting Shareholder:

(i)	is ultimately entitled to be paid fair value for its Company Common Shares, such Dissenting Shareholder: (A) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(f)); (B) will be entitled to be paid the fair value of such Company Common Shares by Acquiror, which fair value, notwithstanding anything to the contrary contained in Part XV of the CBCA, shall be determined as of the close of business on the Business Day immediately preceding the date on which the Arrangement Resolution was adopted; and (C) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights in respect of such Company Common Shares; or

(ii)	ultimately is not entitled, for any reason, to be paid fair value for such Company Common Shares, such Dissenting Shareholder shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Common Shares and shall be deemed to have elected to receive for such Company Common Shares the consideration set forth in Section 4.1(a)(iii).

Section 5.2    Recognition of Dissenting Shareholders

(a)	In no circumstances shall Acquiror, Acquiror Sub, Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of the Company Common Shares in respect of which such Dissent Rights are purported to be exercised.

(b)	For greater certainty, in no case shall Acquiror, Acquiror Sub, Company or any other Person be required to recognize any Dissenting Shareholder as a holder of Company Common Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 3.1(f), and the name of such Dissenting Shareholder shall be removed from the register of Company Shareholders as to those Company Common Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 3.1(f) occurs. In addition to any other restrictions under Section 190 of the CBCA, none of the following Persons shall be entitled to exercise Dissent Rights: (i) any holder of any of the Company DSU Awards of the IQ Warrants; (ii) any Company Shareholder who votes or has instructed a proxyholder to vote such Company Shareholder’s Company Common Shares in favour of the Arrangement Resolution (but only in respect of such Company Common Shares); and (iii) any Company Shareholder who has made an election pursuant to Section 4.1.

ARTICLE 6

DELIVERY OF CONSIDERATION

Section 6.1    Delivery of Consideration.

(a)

At or before the Effective Time, (i) Acquiror or Acquiror Sub, as applicable, shall deposit or cause to be deposited with the Depositary, for the benefit of and to be held on behalf of the Company Shareholders, the aggregate cash amount required for the payments in respect of each Company Common Share pursuant to Section 4.4(c), (ii) Acquiror or Acquiror Sub, as applicable, shall deposit or cause to be deposited with the Depositary, for the benefit of and to be held on behalf of the holders of any of the IQ Warrants, the aggregate cash amount required for the payments in respect of each of the IQ Warrants pursuant to Section 4.4(b) and (iii) Acquiror or Acquiror Sub, as applicable, shall deposit or cause to be deposited with the Depositary, for the benefit of and to be held on behalf of the Company Shareholders, a treasury order or other evidence regarding the issuance of, the aggregate number of Acquiror Common Stock required in respect of each

Company Common Share pursuant to Section 4.4(c), and (iv) unless otherwise agreed to in writing by Acquiror and Company, Company shall deposit or cause to be deposited with the Depositary, for the benefit of and to be held on behalf of the holders of any of the Company DSU Awards, the aggregate cash amount required for the payments in respect of each of the Company DSU Awards pursuant to Section 4.4(a).

(b)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares, together with a duly completed and executed Letter of Transmittal and Election Form and any such additional documents and instruments as the Depositary may reasonably require, each Company Common Share represented by such surrendered certificate shall be exchanged by the Depositary, and the Depositary shall deliver to the applicable Company Shareholder, as soon as practicable and in accordance with Section 4.1, Section 4.2 and Section 4.4(c), (i) a cheque (or other form of immediately available funds) representing the cash amount that such Company Shareholder is entitled to receive under the Arrangement, (ii) a treasury order or other evidence of, Acquiror Common Stock that such Company Shareholder is entitled to receive under the Arrangement or (iii) any combination thereof, less any amounts withheld pursuant to Section 6.3.

(c)	As soon as practicable after the Effective Time, the Depositary shall deliver to each holder of any Company DSU Awards, if applicable, and IQ Warrants (as reflected on the register maintained by or on behalf of the Company in respect of each of the Company DSU Awards and IQ Warrants), a cheque (or other form of immediately available funds) representing the cash amount that such holder is entitled to receive under the Arrangement, as applicable, less any amounts withheld pursuant to Section 6.3.

(d)	Until surrendered as contemplated by this Section 6.1, each certificate that immediately prior to the Effective Time represented outstanding Company Common Shares shall be deemed, immediately after the completion of the transactions contemplated in Section 4.4(c), to represent only the right to receive upon such surrender the Per Share Cash Amount or the Per Share Stock Consideration, or any combination thereof, in lieu of such certificate as contemplated in Section 4.4(c). Any such certificate formerly representing outstanding Company Common Shares not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any former Company Shareholder of any kind or nature against or in Acquiror, Acquiror Sub or Company.

(e)	Any payment made by way of cheque by the Depositary or by the Company, pursuant to the Arrangement that has not been deposited or has been returned to the Depositary or the Company or that otherwise remains unclaimed, in each case, on or before the sixth (6th) anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth (6th) anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of any Affected Securityholder to receive the consideration for any Affected Securities pursuant to the Arrangement shall terminate and be deemed to be surrendered and forfeited to Acquiror, Acquiror Sub or Company, as applicable for no consideration.

(f)	No Affected Securityholder shall be entitled to receive any consideration with respect to Affected Securities other than the consideration to which such Affected Securityholder is entitled to receive in accordance with Section 3.1 and no such Affected Securityholder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to Affected Securities or with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Affected Securities.

(g)

All dividends payable with respect to any Acquiror Common Stock allotted and issued pursuant to this Arrangement for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. All monies received by the Depositary shall be invested by it in interest-bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes.

Section 6.2    Lost Certificates.

(a)	In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were transferred pursuant to this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay and deliver, in exchange for such lost, stolen or destroyed certificate, the Per Share Cash Amount or the Per Share Stock Consideration which such holder is entitled to receive pursuant to Section 4.4(c) (subject to Section 4.2), net of amounts required to be withheld pursuant to Section 6.3. When authorizing such payment and delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom the payment is made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to the Company, Acquiror and the Depositary in such sum as Acquiror may direct or otherwise indemnify Acquiror in a manner satisfactory to Acquiror against any claim that may be made against Acquiror with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 6.3    Withholding Rights.

(a)	Each of Company, Acquiror, Acquiror Sub and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Affected Securityholder under this Plan of Arrangement, such amounts as Company, Acquiror, Acquiror Sub or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act or any provision of applicable Laws and shall remit such amounts to the appropriate Governmental Entity. To the extent that amounts are so deducted, withheld and remitted, such deducted, withheld and remitted amounts shall be treated for all purposes as having been paid to the Affected Securityholder in respect of which such deduction and withholding was made.

(b)	Each of Company, Acquiror, Acquiror Sub and the Depositary that makes a payment to any Company Shareholder under this Plan of Arrangement shall be authorized to sell or otherwise dispose of such number of Acquiror Common Stock otherwise issuable to such Company Shareholder (if any) as is necessary to provide sufficient funds to enable it to comply with its deducting or withholding requirements and such party shall notify the applicable Company Shareholder and remit any unapplied balance of the net proceeds of such sale to such Company Shareholder.

ARTICLE 7

AMENDMENTS

Section 7.1    Amendments to Plan of Arrangement.

(a)	Company shall make any amendments to this Plan of Arrangement referred to in Section 1.6 of the Arrangement Agreement.

(b)	In addition, and subject to Acquiror’s rights under section 1.6 of the Arrangement Agreement:

(i)	Company and Acquiror may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Company and Acquiror, each acting reasonably, (iii) be filed with the Court and, if made following the Company Special Meeting, approved by the Court and (iv) be communicated to the Affected Securityholders if and as required by the Court.

(ii)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Company or Acquiror at any time prior to the Company Special Meeting (provided that the Company or Acquiror, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Special Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(iii)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Special Meeting shall be effective only if (i) it is consented to in writing by each of Company and Acquiror (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

(iv)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Company or Acquiror, provided that it concerns a matter which, in the reasonable opinion of Acquiror, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 8

FURTHER ASSURANCES

Section 8.1    Further Assurances

Notwithstanding that the Arrangement and other events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out therein.

EXHIBIT I

Tembec Construction Preferred Shares

1.	The rights, privileges, restrictions and conditions attaching to the Tembec Construction Preferred Shares are as follows:

(a)	Payment of Dividends: The holders of the Tembec Construction Preferred Shares are entitled to receive any dividend declared by the Corporation, in Canadian dollars, without so declaring dividends on any other class of shares, the amount of which as well as the date, the time and the terms or manner of payment of which shall be left to the entire discretion of the board of directors, provided the amount of any such dividend does not exceed, in the aggregate and on an annual basis, five per cent (5%) of the Redemption Amount (as hereinafter defined).

(b)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Tembec Construction Preferred Shares will be entitled to receive from the assets of the Corporation, a sum equivalent to the aggregate Redemption Amount (as hereinafter defined) of all Tembec Construction Preferred Shares held by them respectively, before any amount is paid or any assets of the Corporation are distributed to the holders of any other class of shares. After payment to the holders of the Tembec Construction Preferred Shares of the amount so payable to them as above, provided they will not be entitled to share in any further distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(c)	Retraction at Option of Holder: A holder of Tembec Construction Preferred Shares will be entitled to require the Corporation to redeem, subject to the requirements of the Canada Business Corporations Act, at any time or times all or any of the Tembec Construction Preferred Shares held by such holder by tendering to the Corporation at its registered office a share certificate or certificates representing the Tembec Construction Preferred Shares which such holder desires to have the Corporation redeem together with a request in writing specifying (i) that such holder desires to have the Tembec Construction Preferred Shares represented by such certificate or certificates redeemed by the Corporation and, if part only of the shares represented by such certificate or certificates is to be redeemed, the number thereof so to be redeemed and (ii) the business day (herein referred to as the “Redemption Date”) on which such holder desires to have the Corporation redeem such Tembec Construction Preferred Shares. The Redemption Date will occur not fewer than 30 days (or such shorter period to which the Corporation may consent) after the day on which such request in writing is given to the Corporation. Upon receipt of a share certificate or certificates representing the Tembec Construction Preferred Shares which such holder desires to have the Corporation redeem together with such a request the Corporation will on the Redemption Date redeem such Tembec Construction Preferred Shares by paying to such holder an amount equal to the fair market value of the consideration received by the Corporation for the issuance of the Tembec Construction Preferred Shares, such consideration being herein referred to as the “Redemption Price”, plus all declared and unpaid dividends thereon, the whole constituting and being herein referred to as the “Redemption Amount”. Such payment will be made by cheque payable at par at any branch of the Corporation’s bankers for the time being in Canada. If a part only of the shares represented by any certificate are redeemed a new certificate for the balance will be issued at the expense of the Corporation. Such Tembec Construction Preferred Shares will be redeemed on the Redemption Date and from and after the Redemption Date the holder of such shares will cease to be entitled to dividends and will not be entitled to exercise any of the rights of a holder of Tembec Construction Preferred Shares in respect thereof unless payment of the Redemption Amount is not made on the Redemption Date, in which event the rights of the holder of such Tembec Construction Preferred Shares will remain unaffected.

(d)	Redemption by the Corporation: The Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Tembec Construction Preferred Shares from any one or more of the holders thereof as the board of directors of the Corporation may in its sole discretion determine on payment of an amount for each Tembec Construction Preferred Share to be redeemed equal to the Redemption Amount.

In the case of redemption of Tembec Construction Preferred Shares under the provisions of clause 1(d) hereof, the Corporation will at least 21 days (or, if all of the holders of the Tembec Construction Preferred Shares to be redeemed consent, such shorter period to which they may consent) before the date specified for redemption, mail (or, with the consent of any particular holder, otherwise) to each person who at the record date for the determination of shareholders entitled to receive notice is a holder of Tembec Construction Preferred Shares to be redeemed. Such notice will (subject to the consent of any particular holder referred to above) be mailed by letter, postage prepaid, addressed to each such holder at such holder’s address as it appears on the records of the Corporation or in the event of the address of any such holder not so appearing then to the last known address of such holder; provided, however, that accidental failure to give any such notice to one or more of such holders will not affect the validity of such redemption. Such notice will set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed. On or after the date so specified for redemption, the Corporation will pay or cause to be paid to or to the order of the holders of the Tembec Construction Preferred Shares to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates representing the Tembec Construction Preferred Shares called for redemption. Such payment will be made by cheque payable at par at any branch of the Corporation’s bankers in Canada. If a part only of the shares represented by any certificate are redeemed a new certificate for the balance will be issued at the expense of the Corporation. From and after the date specified for redemption in any such notice the holders of the Tembec Construction Preferred Shares called for redemption will cease to be entitled to dividends and will not be entitled to exercise any of the rights of holders of Tembec Construction Preferred Shares in respect thereof unless payment of the Redemption Amount is not made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders of such Tembec Construction Preferred Shares will remain unaffected. The Corporation will have the right at any time after the mailing (or delivery, as the case may be) of notice of its intention to redeem any Tembec Construction Preferred Shares to deposit the Redemption Amount of the shares so called for redemption or of such of such shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada named in such notice, to be paid without interest to or to the order of the respective holders of such Tembec Construction Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Tembec Construction Preferred Shares in respect whereof such deposit has been made will be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, will be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of such certificates held by them respectively and any interest allowed on such deposit will belong to the Corporation.

(e)	Fair Market Value Adjustment: If any taxing authority having jurisdiction asserts, by assessment or reassessment, proposed assessment or reassessment or otherwise (in this clause 1(e), a “proceeding”), that:

(i)	the fair market value of the consideration received by the Corporation for the issuance of the Tembec Construction Preferred Shares differs from the aggregate fair market value of all such Tembec Construction Preferred Shares as at the date of such issuance; or

(ii)

any gift, benefit or advantage is or has been conferred on any person by reason of the issuance of, or of the redemption or purchase for cancellation or otherwise of, any Tembec Construction Preferred Share, then the Redemption Price per Tembec Construction Preferred Share will be increased or decreased, as the case may be, to an amount equal to the fair market value of the consideration that was received that:

(iii)	is agreed upon by such taxing authority, the Corporation and all the holders of Tembec Construction Preferred Shares in settlement of such proceeding;

(iv)	serves as the basis for such proceeding against which no defence or appeal is taken; or

(v)	is established by a court or tribunal of competent jurisdiction on the defence of or appeal from such proceeding after all rights of appeal have been exhausted or after all times for appeal have expired without appeals having been taken by either the Corporation or any of the holders of Tembec Construction Preferred Shares or such taxing authority.

The Redemption Price per Tembec Construction Preferred Share as so adjusted will be deemed to be and always to have been the amount so determined.

(f)	Voting Rights: Except where the provisions of the Canada Business Corporations Act otherwise specifically confer on holders of Tembec Construction Preferred Shares the right to vote, the holders of the Tembec Construction Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.

EXHIBIT II

Tembec Investments Preferred Shares

1.	The rights, privileges, restrictions and conditions attaching to the Tembec Investments Preferred Shares are as follows:

(a)	Payment of Dividends: The holders of the Tembec Investments Preferred Shares are entitled to receive any dividend declared by the Corporation, in Canadian dollars, without so declaring dividends on any other class of shares, the amount of which as well as the date, the time and the terms or manner of payment of which shall be left to the entire discretion of the board of directors, provided the amount of any such dividend does not exceed, in the aggregate and on an annual basis, five per cent (5%) of the Redemption Amount (as hereinafter defined).

(b)	Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Tembec Investments Preferred Shares will be entitled to receive from the assets of the Corporation, a sum equivalent to the aggregate Redemption Amount (as hereinafter defined) of all Tembec Investments Preferred Shares held by them respectively, before any amount is paid or any assets of the Corporation are distributed to the holders of any other class of shares. After payment to the holders of the Tembec Investments Preferred Shares of the amount so payable to them as above, provided they will not be entitled to share in any further distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(c)	Retraction at Option of Holder: A holder of Tembec Investments Preferred Shares will be entitled to require the Corporation to redeem, subject to the requirements of the Canada Business Corporations Act, at any time or times all or any of the Tembec Investments Preferred Shares held by such holder by tendering to the Corporation at its registered office a share certificate or certificates representing the Tembec Investments Preferred Shares which such holder desires to have the Corporation redeem together with a request in writing specifying (i) that such holder desires to have the Tembec Investments Preferred Shares represented by such certificate or certificates redeemed by the Corporation and, if part only of the shares represented by such certificate or certificates is to be redeemed, the number thereof so to be redeemed and (ii) the business day (herein referred to as the “Redemption Date”) on which such holder desires to have the Corporation redeem such Tembec Investments Preferred Shares. The Redemption Date will occur not fewer than 30 days (or such shorter period to which the Corporation may consent) after the day on which such request in writing is given to the Corporation. Upon receipt of a share certificate or certificates representing the Tembec Investments Preferred Shares which such holder desires to have the Corporation redeem together with such a request the Corporation will on the Redemption Date redeem such Tembec Investments Preferred Shares by paying to such holder an amount equal to the fair market value of the consideration received by the Corporation for the issuance of the Tembec Investments Preferred Shares, such consideration being herein referred to as the “Redemption Price”, plus all declared and unpaid dividends thereon, the whole constituting and being herein referred to as the “Redemption Amount”. Such payment will be made by cheque payable at par at any branch of the Corporation’s bankers for the time being in Canada. If a part only of the shares represented by any certificate are redeemed a new certificate for the balance will be issued at the expense of the Corporation. Such Tembec Investments Preferred Shares will be redeemed on the Redemption Date and from and after the Redemption Date the holder of such shares will cease to be entitled to dividends and will not be entitled to exercise any of the rights of a holder of Tembec Investments Preferred Shares in respect thereof unless payment of the Redemption Amount is not made on the Redemption Date, in which event the rights of the holder of such Tembec Investments Preferred Shares will remain unaffected.

(d)	Redemption by the Corporation: The Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Tembec Investments Preferred Shares from any one or more of the holders thereof as the board of directors of the Corporation may in its sole discretion determine on payment of an amount for each Tembec Investments Preferred Share to be redeemed equal to the Redemption Amount.

In the case of redemption of Tembec Investments Preferred Shares under the provisions of clause 1(d) hereof, the Corporation will at least 21 days (or, if all of the holders of the Tembec Investments Preferred Shares to be redeemed consent, such shorter period to which they may consent) before the date specified for redemption, mail (or, with the consent of any particular holder, otherwise) to each person who at the record date for the determination of shareholders entitled to receive notice is a holder of Tembec Investments Preferred Shares to be redeemed. Such notice will (subject to the consent of any particular holder referred to above) be mailed by letter, postage prepaid, addressed to each such holder at such holder’s address as it appears on the records of the Corporation or in the event of the address of any such holder not so appearing then to the last known address of such holder; provided, however, that accidental failure to give any such notice to one or more of such holders will not affect the validity of such redemption. Such notice will set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed. On or after the date so specified for redemption, the Corporation will pay or cause to be paid to or to the order of the holders of the Tembec Investments Preferred Shares to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates representing the Tembec Investments Preferred Shares called for redemption. Such payment will be made by cheque payable at par at any branch of the Corporation’s bankers in Canada. If a part only of the shares represented by any certificate are redeemed a new certificate for the balance will be issued at the expense of the Corporation. From and after the date specified for redemption in any such notice the holders of the Tembec Investments Preferred Shares called for redemption will cease to be entitled to dividends and will not be entitled to exercise any of the rights of holders of Tembec Investments Preferred Shares in respect thereof unless payment of the Redemption Amount is not made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders of such Tembec Investments Preferred Shares will remain unaffected. The Corporation will have the right at any time after the mailing (or delivery, as the case may be) of notice of its intention to redeem any Tembec Investments Preferred Shares to deposit the Redemption Amount of the shares so called for redemption or of such of such shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada named in such notice, to be paid without interest to or to the order of the respective holders of such Tembec Investments Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Tembec Investments Preferred Shares in respect whereof such deposit has been made will be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, will be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of such certificates held by them respectively and any interest allowed on such deposit will belong to the Corporation.

(e)	Fair Market Value Adjustment: If any taxing authority having jurisdiction asserts, by assessment or reassessment, proposed assessment or reassessment or otherwise (in this clause 1(e), a “proceeding”), that:

(i)	the fair market value of the consideration received by the Corporation for the issuance of the Tembec Investments Preferred Shares differs from the aggregate fair market value of all such Tembec Investments Preferred Shares as at the date of such issuance; or

(ii)

any gift, benefit or advantage is or has been conferred on any person by reason of the issuance of, or of the redemption or purchase for cancellation or otherwise of, any Tembec Investments Preferred Share, then the Redemption Price per Tembec Investments Preferred Share will be increased or decreased, as the case may be, to an amount equal to the fair market value of the consideration that was received that:

(iii)	is agreed upon by such taxing authority, the Corporation and all the holders of Tembec Investments Preferred Shares in settlement of such proceeding;

(iv)	serves as the basis for such proceeding against which no defence or appeal is taken; or

(v)	is established by a court or tribunal of competent jurisdiction on the defence of or appeal from such proceeding after all rights of appeal have been exhausted or after all times for appeal have expired without appeals having been taken by either the Corporation or any of the holders of Tembec Investments Preferred Shares or such taxing authority.

The Redemption Price per Tembec Investments Preferred Share as so adjusted will be deemed to be and always to have been the amount so determined.

(f)	Voting Rights: Except where the provisions of the Canada Business Corporations Act otherwise specifically confer on holders of Tembec Investments Preferred Shares the right to vote, the holders of the Tembec Investments Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.